Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated February 12, 2025

Relating to Final Prospectus issued May 14, 2024

Registration Statement No. 333-279396

February 12, 2025

Dear Stockholder:

On February 11, 2025, the board of directors (“Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) determined that, while it continues to review alternatives for stockholder liquidity, it would be in the best interests of the Company to reinstate our Distribution Reinvestment Plan (“DRP”), such that distributions for the month of January 2025, payable on or about February 15, 2025, as well as any distributions declared by the Board for any future months, will be invested in shares of the Company’s common stock for those stockholders that previously elected into the DRP in such states where the DRP is able to be offered.

Distributions will be reinvested at the most recently published estimated net asset value per share (the “NAV”), which is currently $15.25. Please note that the DRP is not currently available in all U.S. states, including, but not limited to Arizona and Oregon. Accordingly, residents of those states cannot participate in the DRP at this time and must continue to receive cash distributions.

We appreciate your patience as we attempt to navigate our path to liquidity. In the future, the Company may undertake to provide additional options for liquidity to its stockholders, including through a listing of its shares on a national securities exchange. The Company may also raise additional equity through the issuance of stock. If the Company undertakes any of the foregoing activities, there can be no assurances that the share price at such time will be greater than or equal to the NAV.

Continued successes,

H. Michael Schwartz

Chief Executive Officer

SmartStop Self Storage REIT, Inc. (“SmartStop”) has filed a Form S-3D registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the DRP offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SmartStop has filed with the SEC for more complete information about SmartStop and this DRP offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, SmartStop will arrange to send you the prospectus if you request it by calling toll-free (866) 418-5144. Additionally, these documents are available at our website at www.smartstopselfstorage.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this free writing prospectus.